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                                                                   EXHIBIT 99(3)



                                 May __, 1999



Dear Option Holder of XEON Financial Corp.

        As you may be aware, XEON Financial Corp. ("XEON") and First Security Corporation ("First Security") have agreed to merge XEON with and into First Security, subject to certain conditions, including the approval of XEON's stockholders. You are currently a holder of an outstanding option or options to purchase ________ shares of XEON stock issued under the stock option plan of XEON (the "Plan"). With this letter you have also received a copy of the combined First Security prospectus and XEON Proxy Statement related to the merger. XEON and First Security are sending you this Prospectus/Proxy Statement to provide you with important information about this proposed transaction.

        First Security and XEON have agreed in the merger agreement to provide a method for the "cashless exercise" of your option, such that you will not have to pay the exercise price in cash. If you agree to this procedure, immediately prior to closing you will be deemed to have received a number of XEON shares of common stock with a value equal to (a) the difference between the per share value of the XEON common stock as calculated pursuant to the merger agreement and the option exercise price, (b) multiplied by the number of shares obtainable upon the exercise of the option. This number of XEON shares deemed to have been obtained will then be converted into shares of First Security common stock at the conversion ratio provided in the merger agreement. Because the value of the XEON stock and the exchange ratio to be used in the conversion of your stock depend upon stock prices for periods immediately prior to the closing, we are unable to provide you with that information. Immediately following the closing of the merger, First Security will send you a transmittal letter, outlining the steps you should follow to obtain First Security stock. That letter will provide you with all of the financial information related to the conversion of your option.

        We believe that there are three alternatives you could elect in regards to your option(s):

        FIRST: The first alternative is to do nothing and let the option(s) expire. If you select this alternative, you will receive nothing for your option(s) and your unexercised, in-the-money option(s) will become worthless from and after the merger closing date.

        SECOND: The second alternative is to exercise your option and pay XEON the exercise price, receive your shares of XEON stock and either have the XEON stock converted into First Security stock or exercise your statutory dissenters' rights. This alternative will require you to come up with the exercise price in cash now.

        THIRD: The third alternative is to elect the cashless exercise procedure proposed above.

        We advise you that this cashless exercise program will have tax consequences to you. XEON and First Security urge you to consult your tax advisor as to particular facts and circumstances which may be unique to you and also any tax consequences as a result of the exercise of your options.

        Because the option is a personal right to you, you must affirmatively agree to elect the cashless exercise procedure set forth above. Please indicate below if you are willing to elect the cashless exercise program and return a copy of this letter to XEON Financial Corp., 229 Kingsbury Grade, Stateline, Nevada 89449, Attention: John A. Schopf, Jr. If you have any questions about your option or the "cashless exercise" procedure set forth above, please feel free to contact me.

                                   Sincerely,

                                   XEON FINANCIAL CORP.



                                   -------------------------------------------
                                   JOHN A. SCHOPF, JR.



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        I am the holder of option(s) to purchase _______ shares of the common stock of XEON Financial Corp. issued to me pursuant to the Plan. I hereby agree to accept the terms of the cashless exercise procedure discussed above, pursuant to which my option(s) will be deemed to be converted into shares of XEON Financial Corp. common stock as provided above and then converted into shares of First Security common stock. I understand these conversions will only occur at the closing of the merger between XEON and First Security and, if for some reason the merger does not close, my option(s) will be unaffected. If the merger does close, all of my rights under the option(s) will terminate and I shall only be entitled to receive the shares of First Security common stock as provided herein.


DATED: ___________, 1999           ____________________________________________
                                   Signature of Option Holder


                                   ____________________________________________

                                   ____________________________________________

                                   ____________________________________________

                                   ____________________________________________
                                   Printed name and address of Option Holder


FIRST SECURITY CORPORATION
hereby acknowledges that it has received an executed copy of this letter from XEON
FINANCIAL CORP. to the above-
referenced Option Holder as of _____ day of ____________, 1999.


FIRST SECURITY CORPORATION



By:_________________________________
     Its:___________________________